Exhibit 10.16

BONUS AGREEMENT

This Bonus Agreement (“Agreement”), by and between XPO Logistics, Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and the individual named on Exhibit A (“You”) is effective as of the date set forth on Exhibit A (the “Effective Date”).

WHEREAS, the board of directors of the Company has previously adopted, and the Company’s stockholders have approved, the XPO Logistics, Inc. Amended 2016 Omnibus Incentive Compensation Plan (the “Plan”), pursuant to which the Company may grant Cash Incentive Awards (as defined in the Plan) to directors, officers, employees and consultants of the Company and its subsidiaries; and

WHEREAS, the Company desires to provide an incentive for You to remain in the employ of the Company and You desire to be paid such incentive, subject to the terms and conditions set forth herein; and

WHEREAS, the Company wishes to grant you the Bonus (as defined below), which shall constitute a Cash Incentive Award, pursuant to the Plan and this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, You and the Company agree as follows:

1. Bonus. You will be paid a bonus as soon as administratively possible following the Effective Date in the amount set forth on Exhibit A (the “Bonus”), provided that, in the event that Your employment terminates for any reason (other than a termination of Your employment (a) by the Company without Cause (as defined on Exhibit A) that is not a result of Your permanent disability or (b) due to your death) within one year following the date on which the Bonus is paid, You will be obligated to repay to the Company immediately the after-tax amount of the Bonus.

In order for you to receive this Bonus, you must read, agree to and return a signed copy of this agreement on or before [DATE].

2. “At Will” Employment; No Inclusion of Bonus for Benefit Plan Purposes. The payment of the Bonus does not give You the right to continued employment with the Company. Your employment is “at will” and therefore the Company may at any time dismiss You from employment, free from any liability or any claim under this Agreement. Your receipt of this Agreement and the Bonus does not provide You with the right to any other or future bonuses or other amounts. Notwithstanding any provision of this Agreement or any other plan, program, agreement or other arrangement to the contrary, except as may be required by the Company’s qualified defined contribution plan, the Bonus will not be taken into account for purposes of calculating severance amounts that may be due to You under any plan, program, agreement or other arrangement of any kind whatsoever or for any purpose of any compensation or benefit plan of any kind whatsoever and, in the event of Your termination of employment for any reason, the Company may reduce amounts owed to You by the amount that You are obligated to pay the Company under Section 1.

3. Tax Withholding. The Company may withhold from any amounts payable to You hereunder all taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that You are responsible for payment of all taxes in respect of the payments provided herein).

4. Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning a dispute under, this Agreement, except that You may disclose information concerning such dispute to the court that is considering such dispute or to Your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

5. Acceleration. Notwithstanding the provisions of Section 1, the repayment obligation described in Section 1 will cease immediately upon a Change of Control (as defined in the Company’s 2016 Omnibus Incentive Compensation Plan) that occurs while You are employed by the Company.

6. Miscellaneous. This Agreement (a) together with the Plan, will constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior understandings or agreements (whether written or oral) with respect to the subject matter hereof, including without limitation any prior understanding or agreement; (b) may be amended only by an instrument in writing signed by the parties; (c) is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives; (d) is personal to You and may not be assigned by You; (e) will be governed by and construed in accordance with its express terms and the terms of the Plan, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law; and (f) may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

XPO LOGISTICS, INC. By: Josephine Berisha Chief Human Resources Officer

EMPLOYEE [Name]

EMPLOYEE SIGNATURE

EXHIBIT A

Effective Date:	January 28, 2022
Employee:	[Name]
Bonus:	$100,000
For purposes of this Agreement, “Cause” means:
•Your dereliction of duties or gross negligence or failure to perform Your duties or refusal to follow any lawful directive of the officer to whom you report;
•Your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects Your performance of duties for the Company;
•Your commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company;
•Your breach of any fiduciary duties to the Company or any agreement with the Company;
•any act, or failure to act, by you in bad faith to the detriment of the Company;
•Your failure to provide the Company with at least 30 days’ advance written notice of Your intention to resign;
•Your failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests Your cooperation;
•Your failure to follow Company policies, including the Company’s code of conduct and/or ethics policy, as may be in effect from time to time; or
•Your conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases where cure is possible, you shall first be provided a 15-day cure period.